Exhibit 10.4

1st December 2023

Mr. Sam Ho Ying Wo

55B, Tower 2, Serenade, 11 Tai Hang Road, Hong Kong

Dear Mr. Ho,

Re: Letter of Employment Director

We are pleased to offer you the position of Director at Grande Capital Limited (the “Company”). Your employment under this Agreement shall be governed by the following terms and conditions:

1. Title

Director

2. Date of Commencement and Probation Period

Your employment will commence on 1st December 2023.

3.Remuneration

(a)	You shall be paid a basic salary of HK$50,000 per calendar month, payable in arrears. Salary will accrue from day to day, be payable by equal monthly instalments on the last working day of each month.

4. Scope of Services

During the continuance of your employment under this Agreement, you shall:

(a)	assist the team in the execution of transactions and initial public offerings;

(b)	ensure the work quality of engaged assignments and compliance with relevant laws, rules and regulations;

(c)	promote brand, develop business and expand clientele for the Company;

(d)	perform such other duties as may from time to time be assigned to you, whether those duties relate to the business of the Company or to the business of any associate of the Company;

(e)	act in the best interest of the Company; and

(f)	unless prevented by incapacity, devote the whole of your time, attention and ability to the performance of your duties under this Agreement.

5. Place of Work

You will be assigned to work at the offices of our Company situated at Room 2701, 27/F., Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong.

However, the Company may at any time and from time to time upon either prior verbal or written notice to you, require you to perform your assigned duties and responsibilities at such other offices of the Company within or outside Hong Kong as and when necessary.

Further, as our Company provides services to our clients, you may have to carry out your work and/or discharge your duties and responsibilities at the offices of our clients or be seconded to client companies as and when necessary.

6. Hours of Work

You shall work from Monday to Friday (public holidays excepted), and your normal working hours are as follows:

Monday to Friday: 0800 to 1800

Lunch Break: 1300 to 1400

You shall work at such times and for such period or periods beyond the aforesaid normal working hours as the effective and expeditious discharge of your assigned duties and responsibilities required. However, you shall not be entitled to any compensation leave unless you are required to work on Saturdays, Sundays or public holidays. To avoid any doubt, you shall not be entitled to any overtime payment.

7. Mandatory Provident Fund (MPF)

You shall be entitled to MPF benefits in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong). Details of our Company’s MPF scheme and the regulations of our MPF Service Provider can be gleaned from the MPF Employee Guide, a copy of which will be provided to you upon your enrolment.

8. Group Medical Insurance

You will be covered by our Company’s medical insurance scheme. Details of the scheme and the regulations of our service provider will be provided to you upon your enrolment.

9. Annual Leave

You will be entitled to 14 working days’ holiday in each calendar year, to be taken at such times as may be approved by the Managing Directors, in addition to public holidays.

Your entitled annual leave must be taken within every calendar year, and not be allowed to carry forward to the following year

10. Employee’s Compensation

From the date of your employment, you will be covered by employee’s compensation insurance taken out by our Company under and in accordance with the provisions of the Employees’ Compensation Ordinance (Cap. 282 of the Laws of Hong Kong).

11. Sick Leave Without prejudice to any provision herein, you shall be entitled to non-cumulative full-pay sick leave of up to two (2) days per month during your tenure on the condition that valid sick leave certificate(s) issued by registered doctor, dentist or Chinese Medicine Practitioner have been obtained and have been presented to the Head of Human Resources Department. If no valid sick-leave certificate is produced, our Company shall deduct your annual leave or salary in lieu thereof for any leave thus taken.

For any sick leave of four (4) or more consecutive days, you shall be paid sickness allowance in accordance with Sections 33 and 35 of the Employment Ordinance (Cap. 57 of the Laws of Hong Kong).

12. Termination

(a)	Save as otherwise provided in this Agreement, either party shall be entitled to terminate your employment under this Agreement by giving thirty (30) days’ written notice to the other party.

(b)	the Company shall be entitled to terminate your employment under this Agreement without notice:

i.	if you commit a serious or persistent breach of any term of this Agreement.

ii.	if you are guilty of conduct tending to bring yourself or the Company or any associate of the Company into disrepute.

iii.	if you neglect, fail or refuse to carry out any of the duties properly assigned to you under this Agreement.

iv.	if you become of unsound mind, bankrupt or compounds with creditors.

v.	if you become prohibited by law from being a director of a company; or

vi.	for any other reason permitted by common law.

13. Conflict of Interest

You shall never put yourself in any position where your personal interest conflicts with that of our Company.

14. Confidentiality

You shall not during your tenure (except in the proper course of carrying out your duties to the Company) or at any time after its termination for any reason whatsoever (other than as required by law or carrying out the duties of your employment) disclose to any person or (for yourself or any other person) otherwise make use of any confidential or secret information relating to the business operation, clientele, finance, employees or other matters our Company or any of our subsidiaries or affiliates or Other Companies or any of its or their agents, clients or customers (“Confidential Information”) and shall use your best efforts to prevent any unauthorised use or disclosure of any such Confidential Information, unless and until such Confidential Information is or has become public knowledge (unless this occurs through a breach of the provisions herein or any unlawful act on your part). If you are required by law to disclose any Confidential Information, you shall use all reasonable endeavours to give the company prior notice of such disclosure and shall limit such disclosure to which is legally required. This provision shall survive the termination of your employment, and continue to be binding notwithstanding your departure. Any failure on your part to observe this provision shall be a fundamental breach of the terms and conditions of your employment.

15. Company Information and Property

You acknowledge that the company has a proprietary interest in all information and property which includes, but not limited to, any trade secrets, secret information, customer lists or particulars thereof, trade or business records, financial information, or other books, letters, memoranda, writing, drawing, designs and/or other material of a confidential nature relating to or connected with the business of the Company. Upon your termination, you shall return all the materials and information thus obtained to the company in good condition. You shall not (whether during your tenure or upon termination of your employment) remove any information and property relating to any business of our Company or that of our clients as all these are, and shall always remain, the property of our Company. Any breach of this provision shall be a fundamental breach of the terms and conditions of your employment.

16. Engagement in Other Business

You are not allowed, during your tenure, to accept any additional employment, whether paid or unpaid, or set up any business in any form whether or not the business are similar or likely to be detrimental to that of the Company without prior consent of the Company. You are also not allowed to accept any benefit such as commission, brokerage, contingent fee, gratuities or benefits in any kind from third party in respect of transactions with the Company in which you are involved.

Further, you shall not engage or be engaged in any venture which competes or is otherwise inconsistent with the businesses of our Company. Unless with the prior written consent of our Company, you shall not participate in any business or commercial interest or venture, whether or not the same is profit-making.

Our Company shall have the sole and absolute discretion to approve or disapprove your involvement in any business or commercial interest, and the decision is final. Any failure to seek the requisite approval of the Management of our Company prior to such engagement on your part shall be a fundamental breach of the terms and conditions of your employment.

17. Other Rules and Regulations

In addition to the terms and conditions stated in this agreement and Employment Ordinance of Hong Kong, you shall observe the legislations, rules, guidelines and code of practice from official authorities and regulatory in relative industries, and the rules and regulations of the Company, for example, but not limited to, the Company’s Employee Guide, Policies and Procedures, Notices and Circulars and Rules and Regulations or their amendments from time to time in force at all times. The Company reserves the right to alter and/or amend the foregoing documents, and/or the terms and conditions therein, and you will be notified of such changes accordingly

18. Parol Evidence Rule

The arrangements set out herein shall be in substitution for any subsisting agreement or arrangement or representation (oral or otherwise) made between you and the Company which shall be deemed to have been terminated by mutual consent as from the date of your acceptance of the terms and conditions set out in this contract.

19. Miscellaneous

Any notice pertinent to the terms and conditions of your employment shall be delivered personally, and any such notice shall be deemed to have been given at the time of such delivery.

20. Governing Law

Your employment shall be governed by and construed in accordance with the laws of Hong Kong. The Company and you agree that all disputes, claims or proceedings between both parties relating to the validity, construction or performance of your employment are subject to the exclusive jurisdiction of the Hong Kong Courts to which both parties irrevocably submit.

We extend the warmest welcome to you and look forward to an enjoyable and profitable working relationship with you. Please indicate your acceptance of our offer and acknowledge your agreement to the terms and conditions of your employment as set out above by signing on the designated place on the counterpart of this letter, and return the same to us.

Yours faithfully For and on behalf of Grande Capital Limited	I hereby confirm that I agree and accept the terms and conditions as stated herein

/s/ Chen Yujie	/s/ Ho Ying Wo
Chen Yujie	Ho Ying Wo
Director

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